Exhibit 10.1

RWG Inc.
6601 Windy Hill Way
Reno, NV 89511

ENGAGEMENT AGREEMENT

This Agreement, dated as of July 1, 2006, between SulphCo, Inc., a Nevada corporation, and RWG, Inc., a Nevada corporation which is wholly owned by Dr. Rudolf W. Gunnerman, is to set forth the terms and conditions for the engagement of the services of Dr. Rudolf W. Gunnerman, President and CEO of RWG Inc. to SulphCo, Inc. from July 1, 2006, through June 30, 2007.

Description of Services: Dr. Gunnerman will be responsible for the functions of the Chairman of the Board, Chief Executive Officer and Chief Technologist.

Service Fees:

The parties acknowledge that as of July 1, 2004, SulphCo, Inc. was obligated to pay a fee of $480,000 annually as a consulting payment under a prior Engagement Agreement entered on July 1, 2004. Effective as of November 1, 2004, this amount was reduced by mutual agreement from $40,000 to $30,000 per month until SulphCo received substantial additional funds. On May 8, 2006, the SulphCo’s Board of Directors approved the reinstatement of Dr. Gunnerman’s consulting fees to $40,000 per month ($480,000 per annum), effective April 1, 2006. However, Dr. Gunnerman was not paid the $10,000 per month he agreed to forego from November 1, 2004, to March 31, 2006 (such aggregate amount is referred to as the 2004 Consulting Fee Reduction).

Effective July 1, 2006, SulphCo, Inc. will pay a yearly fee of $480,000, payable in installments no less often than monthly, for services rendered during the one year term of this Agreement. In addition, Dr. Gunnerman will be entitled to receive an amount equal to the 2004 Consulting Fee Reduction, $170,000, for no additional consideration.

Agreement Term: This Agreement will commence effective as of July 1, 2006, and terminate on July 1, 2007.

SULPHCO, INC.	RWG Inc.
By: /s/ Loren J. Kalmen	By: /s/ Rudolf W. Gunnerman
Loren J. Kalmen, CFO	President and CEO, RWG Inc.